Exhibit 99.1

Company Contact:	Investor Contact:
Gordon Sangster (gsangster@micruscorp.com)	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Micrus Endovascular Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 433-1400	(310) 691-7100
MICRUS ENDOVASCULAR FOURTH QUARTER REVENUES INCREASE 23%
Provides Fiscal 2009 Revenue Guidance
Conference Call Begins at 10:30 a.m. Eastern Time Today
SAN JOSE, Calif. (May 8, 2008) – Micrus Endovascular Corporation (Nasdaq: MEND) today announced financial results for the three months and fiscal year ended March 31, 2008, and provided fiscal 2009 revenue guidance.
Micrus reported revenues for the fourth quarter of fiscal 2008 of $19.7 million, an increase of 23% compared with revenues of $16.0 million for the fourth quarter of fiscal 2007. Revenues from the Americas increased 16% to $10.6 million and revenues from Europe increased 21% to $6.7 million, both compared with the prior year fourth quarter. Revenues from Asia Pacific increased 72% to $2.4 million, and included sales of $2.1 million to Micrus’ distributor in Japan, compared with revenues of $1.4 million in the prior year, which included sales of $1.2 million to Micrus’ distributor in Japan.
Fiscal 2008 and Recent Business Highlights
•	Launched new products, including the Cashmere™ microcoil system and the ENZO™ microcatheter;

•	Obtained regulatory approval in Japan to market stretch-resistant microcoils;

•	Acquired a revascularization technology for ischemic stroke treatment from ReVasc Technologies, Inc. (ReVasc);

•	Licensed the F.A.S.T.™ Funnel Catheter™ and clot-retrieval system for the treatment of ischemic stroke from Genesis Medical Interventional, Inc. (Genesis);

•	Entered into an agreement with Chemence Medical Products, Inc. (Chemence) to jointly develop a liquid embolic for the treatment of aneurysms;

•	Developed and filed with the FDA a new coiling technology, a compliant balloon and a balloon expandable stent platform;

•	Invested in manufacturing capabilities at our Micrus Design Technology, Inc. (MDT) facility, including microcoil DPU automation; and

•	Sold non-core cardiac and peripheral assets acquired from Vascon, LLC to Merit Medical Systems, Inc. (Merit).
“Total revenue growth for the quarter of 23% reflects solid performance and a strong finish to the year. The quarter’s strength was especially evident in North America, up 18% sequentially over the previous quarter due to increased procedural volume and sales from new products. Of our fiscal fourth quarter revenue, 27% was attributable to products introduced during the past 24 months, demonstrating our ability to develop and launch innovative, high-value products,” said John Kilcoyne, Chairman and CEO of Micrus Endovascular Corporation.
“In fiscal 2009, we intend to continue to leverage our established coil franchise with new non-embolic and embolic products for hemorrhagic stroke. Among our planned launches are a next-generation microcoil system with increased packing density and a novel occlusion balloon catheter family. We also have started joint development of a liquid embolic with Chemence, which we believe may be used either in conjunction with embolic coils or by itself for the treatment of aneurysms. We also plan to continue our expansion into the ischemic stroke market,” he added. “This summer we plan to initiate an IDE clinical trial for our PHAROS VitesseTM intracranial stent, and we continue to make solid progress with development of the Genesis F.A.S.T. Funnel Catheter and clot-retrieval system as well as our ReVasc revascularization technology. Within the next 24 months, I believe that we will be in a position to offer the broadest product platform for the treatment of stroke.
“Based on our strong product offering and ongoing salesforce productivity, we expect continued revenue growth in fiscal 2009 and are projecting revenues in the range of $78 million to $85 million for the year. This projection presumes no sales in China and that our distributor in Japan purchases only the contractual minimum,” concluded Kilcoyne.
Fourth Quarter Financial Results
Gross margin for the fourth quarter of fiscal 2008 was 73%, compared with 75% in the fourth quarter of fiscal 2007. The decrease was primarily due to manufacturing inefficiencies at the Company’s MDT facility as it transitions from the non-core cardiovascular business, which was recently sold to Merit, to a focus on neurovascular products. Non-cash stock-based compensation expense included in cost of goods sold was $147,000 and $73,000 for the fourth quarters of fiscal 2008 and 2007, respectively.
Research and development (R&D) expenses for the fourth quarter of fiscal 2008 were $3.6 million, compared with $1.9 million for the comparable prior-year period. The increase was mainly due to expenses totaling $900,000 related to the acquisition of technology from Genesis as well as increased headcount and product testing. Non-cash stock-based compensation expense included in R&D was $154,000 and $87,000 for the fourth quarters of fiscal 2008 and 2007, respectively.
Sales and marketing expenses for the fourth quarter of fiscal 2008 were $8.8 million, up from $6.9 million for the fourth quarter of fiscal 2007. The increase was mainly due to higher personnel and travel costs related to increased headcount and an increase in sales incentives resulting from higher sales. Non-cash stock-based compensation expense included in sales and marketing was $382,000 and $224,000 for the fourth quarters of fiscal 2008 and 2007, respectively.
General and administrative expenses for the fourth quarter of fiscal 2008 were $8.4 million, compared with $5.1 million for the fourth quarter of fiscal 2007. The increase was mainly due to legal fees of $3.2 million, compared with $758,000 for the same quarter last year. This current quarter included fees of $2.2 million for the services of attorneys and third-party accountants in connection with the U.S. Department of Justice (DOJ) monitorship established under the Company’s 2005 Deferred Prosecution Agreement. The monitor’s final report was submitted to the DOJ on May 1, 2008. Non-cash stock-based compensation expense included in general and administrative was $774,000 and $561,000 for the fourth quarters of fiscal 2008 and 2007, respectively.
The net loss for the fourth quarter of fiscal 2008 was $6.2 million, or $0.40 per share on 15.6 million weighted-average shares outstanding. The net loss for the fourth quarter of fiscal 2008 included $1.5 million, or $0.09 per share, of non-cash stock-based compensation expense. The net loss for the fourth quarter of fiscal 2007 was $1.4 million, or $0.09 per share on 15.1 million weighted-average shares outstanding. The net loss for the fourth quarter of fiscal 2007 included $945,000, or $0.06 per share, of non-cash stock-based compensation expense.
Fiscal Year Financial Results
For the fiscal year ended March 31, 2008, revenues increased 18% to $69.2 million from $58.8 million in fiscal 2007, reflecting higher sales of microcoil and non-embolic products. Gross margin for fiscal 2008 was 75%, an increase from 74% in fiscal 2007. Operating expenses for fiscal 2008 were $70.1 million, compared with $51.3 million in the prior year.
The net loss for fiscal 2008 was $16.3 million, or $1.05 per share on 15.4 million weighted-average shares outstanding. The net loss included $5.0 million, or $0.32 per share, of non-cash stock-based compensation expense. This compares with a net loss of $5.5 million, or $0.38 per share on 14.6 million weighted-average shares outstanding, in fiscal 2007. The net loss for fiscal 2007 included $2.6 million, or $0.18 per share, of non-cash stock-based compensation expense.
As of March 31, 2008, Micrus had cash and cash equivalents of $25.5 million, stockholders’ equity of $48.2 million, working capital of $28.8 million and no long-term debt.
Fiscal 2009 Revenue Guidance
The Company expects fiscal 2009 revenues to be in the range of $78 million to $85 million, representing growth of 13% to 23% compared with fiscal 2008. This guidance reflects only the contractual minumum sales to the Company’s distributor in Japan and no sales in China.
Conference Call
Micrus management will host an investment-community conference call today beginning at 10:30 a.m. Eastern time (7:30 a.m. Pacific time) to discuss these results and answer questions. Individuals interested in participating in the conference call may do so by dialing (888) 803-8296 from the U.S., or (706) 679-0753 from outside the U.S. Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company’s Web site at www.micruscorp.com.
A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 from the U.S., or (706) 645-9291 from outside the U.S., and entering reservation code 43858248. A webcast replay will be available for 30 days.
About Micrus Endovascular Corporation
Micrus develops, manufactures and markets implantable and disposable medical devices for use in the treatment of cerebral vascular diseases. Micrus products are used by interventional neuroradiologists, interventional neurologists and neurosurgeons to treat both cerebral aneurysms responsible for hemorrhagic stroke and intracranial atherosclerosis, which may lead to ischemic stroke. Hemorrhagic and ischemic stroke are both significant causes of death and disability worldwide. The Micrus product line enables physicians to gain access to the brain in a minimally invasive manner through the vessels of the circulatory system. Micrus’ proprietary, three-dimensional microcoils automatically deploy within the aneurysm, forming a scaffold that conforms to a wide diversity of aneurysm shapes and sizes. Micrus also sells accessory devices and products used in conjunction with its microcoils. For more information, visit www.micruscorp.com.

Forward-Looking Statements
Micrus, from time to time, may discuss forward-looking information, including estimated fiscal 2009 revenues. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s dependence upon the continued growth in embolic coiling as a procedure to treat cerebral aneurysms, the Company’s ability to obtain, and the timing of, regulatory approvals and clearances for its products, product enhancements or future products, the Company’s involvement in patent litigation with Boston Scientific Corporation, the Company’s limited operating history and history of significant operating losses, fluctuations in quarterly operating results, which are difficult to predict, the Company’s dependence on developing new products or product enhancements, challenges associated with complying with applicable state, federal and international regulations related to sales of medical devices and governing Micrus’ relationships with physicians and other consultants, the Company’s ability to compete with large, well-established medical device manufacturers with significant resources and other risks as detailed from time to time in risk factors and other disclosures in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and other filings with the Securities and Exchange Commission. All forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intention or obligation to update forward-looking statements.
[Tables to Follow]

MICRUS ENDOVASCULAR CORPORATION
Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$25,526	$34,536
Accounts receivable, net	11,297	8,168
Inventories	11,495	9,049
Prepaid expenses and other current assets	1,570	1,340
Deferred tax assets	—	102

Total current assets	49,888	53,195

Property and equipment, net	5,285	4,648
Goodwill	8,549	5,552
Intangible assets, net	7,153	9,405
Other assets	1,457	297

Total assets	$72,332	$73,097

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,680	$1,660
Accrued payroll and other related expenses	7,930	6,145
Accrued liabilities	9,474	6,288

Total current liabilities	21,084	14,093
Deferred tax liabilities	315	570
Other non-current liabilities	2,753	2,140

Total liabilities	24,152	16,803

Stockholders’ Equity:
Common stock	156	152
Additional paid-in capital	119,897	111,920
Deferred stock-based compensation	—	(164)
Accumulated other comprehensive loss	(511)	(512)
Accumulated deficit	(71,362)	(55,102)

Total stockholders’ equity	48,180	56,294

Total liabilities and stockholders’ equity	$72,332	$73,097

MICRUS ENDOVASCULAR CORPORATION
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,		Years Ended March 31
	2008	2007	2008	2007
Revenues	$19,718	$16,041	$69,213	$58,795

Cost of goods sold	5,366	4,013	17,301	15,361

Gross profit	14,352	12,028	51,912	43,434

Operating expenses:
Research and development	3,583	1,879	13,718	7,904
Sales and marketing	8,796	6,922	30,237	24,121
General and administrative	8,397	5,142	26,119	19,308

Total operating expenses	20,776	13,943	70,074	51,333

Loss from operations	(6,424)	(1,915)	(18,162)	(7,899)

Interest and investment income	208	407	1,223	1,618
Interest expense	(1)	(9)	(3)	(14)
Other income, net	61	11	488	565

Loss before income taxes	(6,156)	(1,506)	(16,454)	(5,730)
Income tax benefit	(5)	(135)	(194)	(247)

Net loss	$(6,151)	$(1,371)	$(16,260)	$(5,483)

Net loss per share:
Basic and diluted	$(0.40)	$(0.09)	$(1.05)	$(0.38)

Weighted-average number of shares used in per share calculations:
Basic and diluted	15,556	15,095	15,438	14,621